                                 EXHIBIT 11.0
                          UNIFI COMMUNICATIONS, INC.
                     COMPUTATION OF NET LOSS PER SHARE (1)
                          FORM 10K, DECEMBER 31, 1997


                                          TWELVE MONTHS ENDED DECEMBER 31,
                                                  1996        1997
Net loss                                        $(48,913)   $(80,834)
                                                ========    ========
Weighted average number of common shares
   outstanding during period                       3,752       3,812
                                                ========    ========
Net loss per common share                       $ (13.04)   $ (21.21)
                                                ========    ========

(1) Primary and fully diluted net loss per share has not been separately presented, as the amounts would not be meaningful.